EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-83809 and 333-138054) on Form S-8 of our report dated June 26, 2020 appearing in the annual report on Form 11-K of Applied Industrial Technologies, Inc. Retirement Savings Plan for the year ended December 31, 2019.

/s/ Plante & Moran, PLLC

Cleveland, Ohio
June 26, 2020